UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2022

CYTOMX THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37587	27-3521219
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 Oyster Point Blvd. Suite 400 South San Francisco, CA		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 515-3185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	CTMX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 16, 2022, CytomX Therapeutics, Inc. (the “Company”) entered into a Collaboration and License Agreement (the “Collaboration and License Agreement”) with Regeneron Pharmaceuticals Inc. (“Regeneron”), pursuant to which the Company and Regeneron will collaborate on the creation of conditionally-activated investigational bispecific cancer therapies utilizing the Company’s Probody® therapeutic platform and Regeneron’s Veloci-Bi® bispecific antibody development platform. The collaboration is focused on applying the Company’s biologic masking strategies to develop investigational Regeneron bispecifics that remain inactive until activated by proteases in the tumor microenvironment. The Company and Regeneron will collaborate on preclinical research and discovery activities for initial collaboration programs (“Collaboration Program”) with an option to expand the number of Collaboration Programs.

Under the Collaboration and License Agreement, the Company granted Regeneron an exclusive, worldwide, royalty-bearing license under certain Company intellectual property to develop, manufacture, commercialize and otherwise exploit licensed products (“Licensed Products”) for all human and non-human diagnostic, prophylactic and therapeutic uses in oncology, and a non-exclusive, worldwide, royalty-free license under certain Company intellectual property to conduct pre-clinical research in accordance with the Collaboration and License Agreement. Regeneron granted the Company a non-exclusive, worldwide royalty-free license under certain intellectual property of Regeneron to conduct preclinical research and discovery in accordance with the Collaboration and License Agreement with respect to specified Programs and Products during the designated time period. Each party has the right to sublicense its rights under the Collaboration and License Agreement subject to certain conditions.

Under the terms of the Collaboration and License Agreement, Regeneron will be responsible for funding the cost of preclinical research and discovery activities of both parties for all Licensed Products and for funding the cost of development, manufacture and commercialization of all Licensed Products worldwide. Regeneron will make an upfront cash payment to the Company of $30 million. The Company will be eligible to receive future development and regulatory milestone payments of up to $2 billion. Regeneron will pay the Company tiered royalties on global net sales of Licensed Products from high single digit to low-teen percentages, subject to certain reductions. Regeneron’s royalty obligations continue with respect to each country and each Product until the later of (i) the date on which such Licensed Product is no longer covered by certain patent rights, (ii) the 10th anniversary of the first commercial sale of such product in such country, and (iii) the loss of regulatory exclusivity for such Licensed Product in such country.

The Collaboration and License Agreement will continue in effect on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the obligation to make payments under the Collaboration and License Agreement with respect to such Product in each country, unless earlier terminated by either party pursuant to its terms. Either the Company or Regeneron may terminate the Collaboration and License Agreement for the other party’s insolvency or certain uncured breaches or if the other party or any of its sublicensees or affiliates challenge certain patents of such party and such challenge is not rescinded within sixty (60) days. In addition, Regeneron may terminate the Collaboration and License Agreement with respect to a given Collaboration Program or Licensed Product upon thirty (30) days written notice to the Company if Regeneron believes in good faith that it is not advisable to continue to develop or commercialize any Licensed Product in such Collaboration Program. Regeneron also may terminate the Collaboration and License Agreement in its entirety upon ninety (90) days written notice to the Company after the second anniversary of the effective date of the Collaboration and License Agreement.

The Collaboration and License Agreement contains various representations, warranties, covenants, dispute resolution mechanisms, indemnities and other provisions customary for transactions of this nature.

The foregoing summary of the material terms and conditions of the Collaboration and License Agreement is qualified in its entirety by the full agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2022. The Company intends to omit certain confidential portions of the Collaboration and License Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOMX THERAPEUTICS, INC.

Date: November 21, 2022	By:	/s/ Lloyd Rowland
Lloyd Rowland Senior Vice President, General Counsel